EX-4.j

                                       JACKSON NATIONAL LIFE
                                           INSURANCE COMPANY  [Graphic Omitted]
2900 Westchester Avenue                          OF NEW YORK
Purchase, New York 10577                     A STOCK COMPANY

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                            SALES CHARGE ENDORSEMENT

THIS ENDORSEMENT IS MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED AND IS EFFECTIVE ON THE ISSUE DATE, UNLESS ANOTHER EFFECTIVE DATE FOR THIS ENDORSEMENT IS SHOWN BELOW. TO THE EXTENT ANY PROVISIONS CONTAINED IN THIS ENDORSEMENT ARE CONTRARY TO OR INCONSISTENT WITH THOSE OF THE CONTRACT TO WHICH IT IS ATTACHED, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL.

IF EITHER OR BOTH OF THE RIGHTS PROVIDED BY THE STATEMENT OF INTENTION (SOI) OR RIGHTS OF ACCUMULATION (ROA) OPTIONS DESCRIBED IN THIS ENDORSEMENT ARE EXERCISED, AND WHILE SUCH RIGHTS ARE IN EFFECT, THE CONTRACT IS REVISED AS DESCRIBED BELOW. THE COMPANY RETAINS THE RIGHT TO DISCONTINUE THE ABILITY TO EXERCISE EITHER OF THE RIGHTS ASSOCIATED WITH THESE OPTIONS, ONLY ON A PROSPECTIVE BASIS.

1. The following is added under the table titled "SALES CHARGE:" on the CONTRACT DATA PAGE:

     "The Sales Charges deducted from Premium received into this Contract while an SOI is in effect, shall be based on the Statement of Intention Amount instead of the Aggregate Net Premium."

2.   The DEFINITIONS provision is revised as follows:

     a)   The  definitions  of AGGREGATE  NET PREMIUM and  WITHDRAWAL  VALUE are
          deleted  from  the   DEFINITIONS   provision  and  replaced  with  the
          following:

          "AGGREGATE NET PREMIUM. The sum of all Premium received less the sum of all withdrawals (including any applicable charges); increased by the Value of Qualifying Contracts under the ROA option. The Aggregate Net Premium is used in the determination of the Sales Charge, Sales Charge Adjustment, and Withdrawal Charge.

          WITHDRAWAL VALUE. The Contract Value, less any tax payable, minus any applicable Withdrawal Charges, Annual Contract Maintenance Charges, charges under any optional endorsement to the Contract, and any applicable Sales Charge Adjustment."

     b)   The following definitions are added to the DEFINITIONS provision:

          "QUALIFYING CONTRACT(S). Jackson National Life Insurance Company of New York (JNL/NY) contract(s) owned solely by the Owner(s) of this Contract that meet the requirements for eligibility established, in advance, by the Company for consideration under the ROA option.

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          VALUE OF QUALIFYING CONTRACTS. When the rights associated with the ROA option are exercised and while the ROA is in effect, the value of Qualifying Contracts will be determined. While the SOI is in effect, this shall be equal to the contract value of Qualifying Contract(s) as of the Business Day immediately preceding the date the SOI was received in Good Order, increased by premium payments into and reduced by withdrawals from such contract(s) since that date. In the absence of an effective SOI, this shall be equal to the contract value of Qualifying Contract(s) as of the Business Day immediately preceding the date of determination.

          SALES CHARGE ADJUSTMENT. An amount that will be deducted from the Contract Value upon expiration of the SOI in the event that the Aggregate Net Premium on that date is not at least as great as the Statement of Intention Amount. This amount is calculated as:

          1) The total Premium paid for this Contract while the SOI was in effect multiplied by the Sales Charge Percentage for the Aggregate Net Premium as of the date of the expiration of the SOI; less

          2)   The Sales Charges actually  deducted while the SOI was in effect;
               less

          3) The sum of Withdrawal Charges, if any, deducted for Premium previously withdrawn which is included in the calculation of the Sales Charge Adjustment.

          STATEMENT OF INTENTION AMOUNT (SOI AMOUNT). The amount of Aggregate Net Premium agreed upon, by the Owner and the Company, that the Owner must meet within the specified time period in order to avoid a Sales Charge Adjustment. The SOI Amount will be used in the determination of the Sales Charges and Withdrawal Charges applicable to Premium received while the SOI is in effect and in the determination of the applicability of any Sales Charge Adjustment."

3. Within GENERAL PROVISIONS under CHARGES AND FEES the following language is added to the end of the third paragraph:

     "Exercising Your rights associated with the SOI and ROA options may lower Your Sales Charges. Either or both are available at no additional charge. You may request to exercise the rights associated with these options prior to the Issue Date of the Contract or on any later date agreed upon by the Company. The SOI and ROA request must be in a form acceptable to the Company. You may not exercise Your rights under the SOI within 13 months of the Income Date.

     STATEMENT OF INTENTION. When the rights associated with SOI are exercised, the Owner commits to meeting the SOI Amount while the SOI is in effect. The Sales Charge deducted from each Premium paid while the SOI is in effect shall be based on the Sales Charge Percentage shown on the Contract Data Page associated with the SOI Amount.

     Once effective, an SOI shall remain in effect until the earliest of 13 months after the effective date of the SOI, termination of the Contract, death of the Owner, or payment of a Premium into the Contract that causes the Aggregate Net Premium to exceed the SOI Amount.

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     Upon  expiration  of the  SOI,  the  Company  will  deduct  a Sales  Charge
     Adjustment from the Contract Value if the Aggregate Net Premium is not at least as great as the SOI Amount; however, there will be no Sales Charge Adjustment when the SOI terminates with the Owner's death. The Sales Charge Adjustment will be deducted from the Investment Divisions and the Fixed Account Option based on the proportion that their respective values bear to the Contract Value.

     RIGHTS OF ACCUMULATION. When the rights associated with the ROA option are exercised and while the ROA is in effect, Aggregate Net Premium will be increased by the Value of Qualifying Contracts. To exercise this right, You must furnish to Us, in writing, the description and contract numbers of any other JNL contracts that You wish to be considered for inclusion under ROA. A contract will no longer be considered a Qualifying Contract if, at any time, it fails to meet the eligibility requirements established by the Company at the time it was originally accepted as a Qualifying Contract.

     Once effective, the ROA shall remain in effect until the earliest of the termination of this Contract or any change in Ownership of this Contract."

4. Within WITHDRAWAL PROVISIONS under WITHDRAWAL CHARGE the following language is added to the end of the second paragraph:

     "However, there is no Withdrawal Charge on the portion of any Premium that becomes subject to a Sales Charge Adjustment."

5. Within DEATH BENEFIT PROVISIONS under DEATH OF OWNER BEFORE THE INCOME DATE the following language is added to the end of the first paragraph:

     "Any SOI and ROA in effect at the time of death of the Owner will terminate on the date the death benefit is determined; however, such termination will not result in a Sales Charge Adjustment."

6. Within INCOME PROVISIONS under INCOME DATE the following language is added to the end of the paragraph

     "However, the Owner may not change the Income Date to any date within 13 months of the effective date of the SOI."

Endorsement effective date (if different from Issue Date of the Contract):
___________________________


                                        SIGNED FOR THE JACKSON NATIONAL LIFE
                                        INSURANCE COMPANY OF NEW YORK

                                        /s/ Clark P. Manning

                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER



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